EXHIBIT B

                               Offer to Purchase

                       TORREY U.S. STRATEGY PARTNERS, LLC
                          505 Park Avenue, Fifth Floor
                            New York, New York 10022

                           OFFER TO PURCHASE INTERESTS
                             DATED NOVEMBER 4, 2003

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            12:00 MIDNIGHT, EASTERN TIME, TUESDAY, DECEMBER 2, 2003,
                          UNLESS THE OFFER IS EXTENDED

To the Members of
TORREY U.S. STRATEGY PARTNERS, LLC:

          Torrey U.S. Strategy Partners, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the "Offer") an amount of Interests or portions thereof up to 15% of the net asset value of the Fund pursuant to tenders by members in the Fund ("Members") at a price equal to their net asset value as of December 31, 2003. (As used in this Offer, the term "Interest" or "Interests" as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.) The Offer will remain open until 12:00 midnight, Eastern Time, on December 2, 2003, or such later date as corresponds to any extension of the Offer. The later of December 2, 2003 or the latest time and date to which the Offer is extended is called the "Expiration Date." If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined at the close of business on the last business day of the month in which the Offer actually expires. This Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Amended and Restated Limited Liability Company Agreement dated as of May 15, 2002 (the "LLC Agreement").

          Members should realize that the value of the Interests tendered in this Offer will likely change between September 30, 2003 (the last time prior to the date of this filing as of which net asset value was calculated and is available) and December 31, 2003, the date as of which the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of the Interests. Members tendering their Interests should also note that they will remain Members with respect to the Interest tendered and accepted for purchase by the Fund, through December 31, 2003, the valuation date of the Offer when the net asset value of their Interest is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact Michelle Jensen at Clark & Mulligan Fund Services, LLC, the Fund's administrator (the "Administrator"), at (801) 737-8085 or c/o J.D. Clark & Co., 1590 W. Park Circle, Suite 200, Pleasant View, UT 84404, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

          Members desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it (if by fax, please deliver an original, executed copy promptly thereafter) to the Fund in the manner set forth in
Section 4 below.

                                    IMPORTANT

          NONE OF THE FUND, ITS ADVISOR OR ITS BOARD OF MANAGERS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

          BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS OWN FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY
RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NEITHER THE SECURITIES AND EXCHANGE
COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

                                        Torrey Associates, LLC
                                        505 Park Avenue
                                        Fifth Floor
                                        New York, New York 10022
                                        Attention: Eileen B. Spencer

                                        Phone: (212) 644-7800
                                        Fax: (212) 644-8333

                                TABLE OF CONTENTS
                                -----------------

1.   Background and Purpose of the Offer ......................................2

2.   Offer to Purchase and Price ..............................................3

3.   Amount of Tender .........................................................4

4.   Procedure for Tenders ....................................................5

5.   Withdrawal Rights ........................................................5

6.   Purchases and Payment ....................................................5

7.   Certain Conditions of the Offer ..........................................6

8.   Certain Information About the Fund .......................................7

9.   Certain Federal Income Tax Consequences ..................................8

10.  Miscellaneous ............................................................9

                               SUMMARY TERM SHEET

          This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions to the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

o As stated in the offering documents of Torrey U.S. Strategy Partners, LLC (hereinafter "we" or the "Fund"), we will purchase your limited liability company interests ("Interest" or "Interests" as the context requires) at their net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to tender) calculated as of the Valuation Date (as defined below). This offer to purchase Interests (the "Offer") will remain open until 12:00 midnight, Eastern Time, on Tuesday, December 2, 2003, unless the Offer is extended.

o The net asset value of the Interests will be calculated for this purpose on December 31, 2003 or, if the Offer is extended, on the last business day of the month in which the Offer actually expires (the "Valuation Date"). The Fund reserves the right to change the Valuation Date to correspond with any extension of the Offer.

o You may tender your entire Interest or a portion of your Interest (defined as a specific dollar value) up to an amount such that you maintain minimum capital account balance of $25,000, subject to the conditions discussed below.

o    If you tender all or only a portion of your  Interest,  we will pay to you:
     (i) cash and/or securities traded on an established securities exchange, valued at net asset value in accordance with the LLC Agreement in an amount equal to at least 90% of the estimated unaudited net asset value of the Interests tendered as of the Valuation Date (the "Initial Payment"), subject to any extension of the Offer; and (ii) a promissory note that bears no interest and is not transferable (the "Note"), entitling you to a contingent payment equal to the excess, if any, of (x) the net asset value of the Interests tendered as of the Valuation Date, over (y) the Initial Payment. The Note will be payable in cash, and will generally be payable within 30 days after the Valuation Date (but in no event later than immediately after the completion of the audit of the financial statements of the Fund for fiscal year ended March 31, 2004), subject to any extension of the Offer.

o If you tender only a portion of your Interest, you will be required to maintain a minimum capital account balance of $25,000. We reserve the right to purchase less than the amount you tender if the amount you tender would cause your account in the Fund to have a value less than the required minimum balance.

o Following this summary is a formal notice of our offer to repurchase your Interests. Our offer remains open to you until 12:00 midnight, Eastern Time, on Tuesday, December 2, 2003, the expected Expiration Date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Interest. You will also have the right to withdraw the tender of your Interest at any time after December 31, 2004, assuming your Interest has not yet been accepted for repurchase. Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Expiration Date by following the tender procedures described herein.

o If you would like us to repurchase your Interest or a portion of your Interest, you should (i) mail the Letter of Transmittal (enclosed with the Offer), to Torrey Associates, LLC, acting in its capacity as the investor support services agent for the Fund, at 505 Park Avenue, Fifth Floor, New York, New York 10022, attention Eileen B. Spencer, or (ii) fax it to Torrey Associates, LLC at (212) 644-8333, so that it is received before 12:00 midnight, Eastern Time, on Tuesday, December 2, 2003. If you fax the Letter of Transmittal, you should mail the original Letter of Transmittal to Torrey Associates, LLC promptly after you fax it (although the original does not have to be received before 12:00 midnight, Eastern Time, on Tuesday, December 2, 2003).

o The value of your Interests will change between September 30, 2003 (the last time prior to the date of this filing as of which net asset value has been calculated and is available) and December 31, 2003, the date as of which the value of the Interests will be determined for purposes of calculating the purchase price for Interests.

o If you would like to obtain the estimated net asset value of your Interests, which will be calculated monthly until the Expiration Date, you may contact Michelle Jensen at Clark & Mulligan Fund Services, LLC, the administrator of the Fund, at (801) 737-8085 or c/o J.D. Clark & Co., 1590
     W. Park Circle, Suite 200, Pleasant View, UT 84404, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

o Please note that just as you have the right to withdraw the tender of an Interest, we have the right to cancel, amend or postpone this Offer at any time up to and including the acceptance of tenders pursuant to the Offer. Also realize that although the Offer expires on Tuesday, December 2, 2003, you will remain a Member with respect to the Interest tendered and accepted for purchase by the Fund through December 31, 2003, when the net asset value of your Interest is calculated.

o If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal with Torrey Associates, LLC. To assure good delivery, please send the Letter of Transmittal to Torrey Associates, LLC and not to your financial adviser.

          1. Background and Purpose of the Offer. The purpose of this Offer is to provide liquidity to Members that hold Interests, as contemplated by and in accordance with the procedures set forth in the Fund's Private Placement Memorandum dated October 2003 (the "Memorandum"), and the LLC Agreement. The Memorandum and the LLC Agreement, which were provided to each Member in advance of subscribing for Interests, provide that the Board of Managers of the Fund has the discretion to determine whether the Fund will purchase Interests from Members from time to time pursuant to written tenders. The Memorandum also states that the Advisor expects that it will recommend to the Board of Managers that the Fund purchase Interests from Members twice each year, in June and December. The Fund has not previously offered to purchase Interests from Members. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Board of Managers has determined, after consideration of various matters, including but not limited to those set forth in the Memorandum, that the Offer is in the best interests of Members in order to provide liquidity for Interests as contemplated in the Memorandum and the LLC Agreement.

          The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks that may possibly result from the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members on January 1, 2004 and thereafter from time to time.

          Interests that are tendered to the Fund in connection with this Offer will be retained. The Fund currently expects that it will accept subscriptions for Interests on the first day of each month thereafter, but is under no obligation to do so.

          2. Offer to Purchase and Price. Subject to the conditions of the Offer, the Fund will purchase an amount of Interests or portions thereof up to 15% of the net asset value of the Fund that are tendered by Members, and not withdrawn (in accordance with Section 5 below), prior to 12:00 midnight, Eastern Time, on Tuesday, December 2, 2003 (this time and date is called the "Initial Expiration Date"), or any later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the "Expiration Date." The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value as of the close of the Valuation Date, payable as set forth in Section 6. The Fund reserves the right to change the Valuation Date to correspond with any extension of the Offer. As of the close of business on September 30, 2003, the unaudited net asset value of an Interest corresponding to an initial capital contribution of $100,000 on the following closing dates of the Fund was as follows:

          If you invested $100,000 on the      Your Unaudited Net Asset Value as
          following closing date:              of September 30, 2003 would be:
          -------------------------------      ---------------------------------

          September 1, 2002                                     $113,480

          October 1, 2002                                       $114,430

          November 1, 2002                                      $114,407

          December 1, 2002                                      $113,129

          January 1, 2003                                       $112,994

          February 1, 2003                                      $112,512

          March 1, 2003                                         $111,913

          April 1, 2003                                         $110,918

          May 1, 2003                                           $109,032

          June 1, 2003                                          $104,426

          July 1, 2003                                          $103,342

          August 1, 2003                                        $101,330

          September 1, 2003                                     $100,434

          As of the close of business on September 30, 2003, there was approximately $24,439,908 outstanding in capital of the Fund held in Interests (based on the unaudited net asset value of such Interests). Members may obtain monthly estimated net asset value information until the Expiration Date by contacting Clark & Mulligan Fund Services, LLC at (801) 737-8085 or c/o J.D. Clark & Co., 1590 W. Park Circle, Suite 200, Pleasant View, UT 84404, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

          3. Amount of Tender. Subject to the limitations set forth below, Members may tender their entire Interest or a portion of their Interest (defined as a specific dollar value) up to an amount such that the required minimum capital account balance is maintained by the tendering Member. A Member that tenders for repurchase only a portion of its Interest will be required to maintain a minimum capital account balance of $25,000. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered.

          If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to 15% of the net asset value of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If Interests in an amount more than 15% of the Fund's net asset value are duly tendered to the Fund prior to the Expiration Date and not withdrawn pursuant to Section 5 below, the Fund will in its sole discretion either: (a) accept additional Interests for tender in accordance with the terms of Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in
Section 7 below.

          4. Procedure for Tenders. Members wishing to tender Interests pursuant to the Offer should mail or fax a completed and executed Letter of Transmittal to Torrey Associates, LLC to the attention of Eileen B. Spencer, at the address or to the fax number set forth on page ii. The completed and executed Letter of Transmittal must be received by Torrey Associates, LLC, either by mail or by fax, no later than the Expiration Date.

          The Fund recommends that all documents be submitted to Torrey Associates, LLC via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to Torrey Associates, LLC must also send or deliver the original completed and executed Letter of Transmittal to Torrey Associates, LLC promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact Torrey
Associates, LLC at the address or telephone numbers set forth on page ii. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest including, but not limited to, the failure of Torrey Associates, LLC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

          The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Advisor or the Board of Managers shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

          5. Withdrawal Rights. Any Member tendering an Interest pursuant to this Offer may withdraw its tender at any time prior to or on the Expiration Date and at any time after December 31, 2004, assuming such Member's Interest has not yet been accepted for purchase by the Fund. To be effective, any notice of withdrawal of a tender must be timely received by Torrey Associates, LLC at the address or fax number set forth on page ii. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

          6. Purchases and Payment. For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as if, and when, it gives written notice to the tendering Member of its election to purchase the Member's Interest.

          The purchase price will consist of: (i) cash and/or securities traded on an established securities exchange, valued at net asset value in accordance with the LLC Agreement in an amount equal to at least 90% of the estimated unaudited net asset value of the Interests tendered as of the Valuation Date (the "Initial Payment"), subject to any extension of the Offer; and (ii) a promissory note that bears no interest and is not transferable (the "Note") entitling you to a contingent payment equal to the excess, if any, of (x) the net asset value of the Interests tendered as of the Valuation Date over (y) the Initial Payment. The Note will be payable in cash, and will generally be payable within 30 days after the Valuation Date (but in no event later than immediately after the completion of the audit of the financial statements of the Fund for fiscal year ended March 31, 2004), subject to any extension of the Offer. The Note will be delivered to the tendering Member in the manner set forth below.

          Any payment in cash will be made by wire transfer directly to the account in which the tendering Member held its Interest. Payments in cash wired directly to such accounts will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account. The Note will be deposited directly to the account in which the tendering Member held its Interest. Any contingent payment due pursuant to the Note will also be deposited directly to the account in which the tendering Member held its interest and will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account. Any amounts payable under the Note will not include interest.

          The Fund expects that the purchase price for Interests acquired pursuant to the Offer, which will not exceed 15% of the net asset value of the Fund (unless the Fund elects to purchase a greater amount), will be derived from: (a) cash on hand; (b) the proceeds of the sale or delivery of securities and portfolio assets held by the Fund; and/or (c) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S.
government securities or other liquid securities equal to the value of the amount estimated to be paid under any Note as described above. None of the Fund, the Advisor or the Board of Managers, has determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to finance any portion of the purchase price.

          7. Certain Conditions of the Offer. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. The purchase price of an Interest tendered by any Member will be the net asset value thereof as of the close of business on December 31, 2003, or, if the Offer is extended beyond the Initial Expiration Date, the purchase price of an Interest tendered by any Member will be the net asset value as of the close of business on the last business day of the month in which the Offer actually expires. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer:
(a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

          The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or the State of New York that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

          8. Certain Information About the Fund. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company, and Interests are registered under the Investment Company Act of 1940, as amended. The Fund is organized as a Delaware limited liability company. The principal office of the Fund is located at 505 Park Avenue, Fifth Floor, New York, New York 10022 and it may be reached at (212) 644-7800. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement. The Managers are James A. Torrey, William A. Prezant and Jewelle W. Bickford. Their address is c/o Torrey Associates, LLC, 505 Park Avenue, Fifth Floor, New York, New York 10022.

          The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Fund) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser of the Fund, or in the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Managers, to fill any existing vacancy on the Board of Managers or to change any material term of the investment advisory arrangement with the Advisor; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Managers determines may be necessary or appropriate to fund any portion of the purchase price for Interests purchased pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policies, as amended, for which a vote would be required by Section 13 of the 1940 Act; or
(g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

          Other than the acceptance of subscriptions for Interests as of September 1, 2003 and October 1, 2003, there have been no transactions involving the Interests that were effected during the past 60 business days by the Fund, the Advisor, any member of the Board of Managers or any person controlling the Fund or the Advisor or controlling any Manager. As of September 30, 2003, the Advisor, which is wholly-owned by Mr. Torrey, owns $113,480 (less than 0.5%) of the outstanding Interests. The Advisor does not intend to tender all or any portion of its Interest at this time.

          9. Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

          In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. A Member receiving a cash distribution in complete liquidation of the Member's Interest generally will recognize capital gain or loss to the extent of the difference between the cash received by such Member and such Member's adjusted tax basis in such Interest. Such capital gain or loss will be short-term or long-term capital gain or loss depending upon the Member's holding period for the Interest. However, a Member will recognize ordinary income to the extent the Member's allocable share of the Fund's "unrealized receivables" exceeds the Member's basis in such unrealized receivables. For these purposes, accrued but untaxed market discount, if any, on securities held by the Fund will be treated as an unrealized receivable.

          A Member receiving a cash distribution in partial liquidation of the Member's Interest generally will recognize income in a similar manner to the extent that the cash received exceeds such Member's adjusted tax basis in such Interest. A Member receiving a cash distribution in partial liquidation of the Member's Interest will not recognize any loss in connection with such distribution. A Member's tax basis in the Member's Interest will be reduced (but not below zero) by the amount of cash received by the Member from the Fund in connection with the purchase of such Interest. A Member's tax basis in the Interest will be adjusted for income, gain or loss allocated (for tax purposes) to the Member for periods prior to the purchase of such Interest.

          The Fund may specially allocate items of Fund capital gain, including short-term capital gain, to a Member from which an Interest is purchased to the extent the Member's liquidating distribution would otherwise exceed the Member's adjusted tax basis in such Interest. Such a special allocation may result in the Member recognizing capital gain, which may include short-term gain, in the Member's last taxable year in the Fund, thereby reducing the amount of long-term capital gain recognized during the taxable year in which the Member receives the liquidating distribution.

          Assuming, as is expected, that the Fund qualifies as an "investment partnership" within the meaning of section 731(c)(3)(C)(i) of the Internal Revenue Code of 1986, as amended, distributions of securities, whether in complete or partial liquidation of a Member's Interest, generally will not result in the recognition of taxable gain or loss to the Member, except to the extent such distribution is treated as made in exchange for such Member's share of the Fund's unrealized receivables. If the Fund distributes securities to a Member in connection with a complete liquidation of the Member's Interest, then the Member's tax basis in the distributed securities would be equal to the Member's adjusted tax basis in such Interest, reduced by the amount of any cash distribution. In the case of a partial liquidation of a Member's Interest, the Member's tax basis in the distributed securities would be equal to the Fund's tax basis in the distributed securities (or, if lesser, the Member's adjusted tax basis in the Fund Interest), reduced by the amount of any cash distribution. The Member's holding period for the distributed securities would include the Fund's holding period for such securities.

          10. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

          The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting Torrey Associates, LLC at the address and telephone numbers set forth on page ii or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                                     ANNEX A

                              Financial Statements

               Audited financial statements for the seven-month period ended March 31, 2003, previously filed on EDGAR on Form N-30D on May 30, 2003.

80350.0166 #434238